UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2014 (February 25, 2014)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas		77099
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Director Indemnification Agreements

On February 25, 2014 the Company approved entering into indemnification agreements with our directors. Those agreements provide, among other things, that we will indemnify each director in the event that he becomes a party or otherwise a participant in any action or proceeding on account of his service as a director (or service for another entity in any capacity at our request) to the fullest extent permitted by applicable law. Under each indemnification agreement, we have agreed to pay, in advance of the final disposition of any such action or proceeding, expenses (including attorneys’ fees) incurred by each director in defending or otherwise responding to such action or proceeding. We have agreed to advance funds to the directors prior to the incurrence of such expenses in order that they may timely pay such expenses as they arise. The indemnification agreements provide for procedures to determine whether the directors have satisfied the applicable standards of conduct that would entitle them to indemnification, which procedures include a presumption that the directors have met such standard of conduct. The contractual rights to indemnification provided by the indemnification agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the directors may have under our articles of incorporation and bylaws (each as amended from time to time) and applicable law.

A copy of the form of the indemnification agreement with each director is annexed to this Current Report on Form 8-K as Exhibit 10.32 hereof and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

For a description of the indemnification agreement with Christopher T. Fraser, our President, Chief Executive Officer and Chairman, and other directors, see Item 1.01 in this Current Report.

Item 8.01 Other Events

Our Governance Guidelines are available on our website at kmgchemicals.com.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.32	Form of the Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Roger C. Jackson	Date: March 3, 2014
Name:	Roger C. Jackson
Title:	Vice President & General Counsel.